GLENN E.COHEN

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456 OCEAN AVE #3 LONG BRANCH, NJ 07740                              732/229-4338

                                                  May 8, 2001

Board of Directors
ROI Corporation
1825 Barlett Lakes Blvd.
Suite 260
Kennesaw, GA 30144

Gentlemen,

I am writing to formally resign from my position as ROI Board of Director, effective May 14, 2001.

It has been a great pleasure serving as a Board Member. My decision to resign is based solely on the tremendous time demands of serving in., as Chairman and CEO of YourHomeDirect.com. My resignation has absolutely no reflection on my belief in ROI, The Board, The People or it's products. Quite the opposite, I am more convinced then ever that ROI through It's acquisitions, product development and sales would grow as a profitable market leader.

I wish you all individually and the company collectively the best and I am always available if I can help ht anyway. Thank you for the opportunities that you have given me and continued success.

                                             Very truly yours,

                                             Glenn E. Cohen